FOR IMMEDIATE RELEASE                                          SCOTT J. DUNCAN
                                                               FX Energy, Inc.
June 30, 2005                                   3006 Highland Drive, Suite 206
                                                    Salt Lake City, Utah 84106
                                             (801) 486-5555 Fax (801) 486-5575
                                                              www.fxenergy.com
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           FX Energy Retains Financial Relations Board
                  As Investor Relations Counsel

Salt Lake City, June 30, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced today that it has retained The Financial Relations Board (FRB) to implement major elements of the Company's investor relations program, including extensive communications and outreach to the investment community.

"We have retained FRB to help us better inform investors about the potential scope and value of our business," said David Pierce, CEO of FX Energy. "Given the significant progress we have made in the past year towards commercial production of our oil and gas interests in Poland, we believe this is an excellent time to expand our communication efforts with the investment community. FRB will be instrumental in communicating our compelling story to a broader set of institutional investors and expanding our shareholder base."

"We are pleased to be working with FX Energy during this exciting phase of the Company's development," said Moira Conlon, Executive Vice President of Financial Relations Board. "We look forward to leveraging our strong relationships with the financial community to generate heightened awareness and interest in FX Energy."


About Financial Relations Board

Financial Relations Board, www.financialrelationsboard.com, is a leading investor relations firm, with offices in New York, Boston, Chicago, Los Angeles and San Francisco. The firm operates as a unit of The Interpublic Group of Companies (NYSE: IPG).


About FX Energy

FX Energy, Inc., is an independent oil and gas company focused on exploration, development and production opportunities in the Republic of Poland. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.